EXHIBIT 99.1
Replidyne contact:
Mark Smith
Chief Financial Officer
T: (303) 996-5535
Replidyne Terminates Faropenem Agreements
Louisville, CO, June 23, 2008 — Replidyne, Inc. (Nasdaq: RDYN) today announced that it has decided to terminate its license agreement with Asubio Pharma Co., Ltd. for faropenem medoxomil (faropenem). In conjunction with this decision, the Company also announced that it has terminated its supply agreement with Asubio Pharma Co., Ltd. and Nippon Soda Co., Ltd. for production of faropenem. These decisions were made as a result of the Company being unable to secure a partner for the faropenem program. As previously announced, Replidyne had discontinued clinical development of faropenem pending the outcome of discussions with potential partners for the program.
As a result of today’s decision, the Company expects to incur charges of up to ¥440 million (approximately $4.1 million), consisting of a license termination fee of up to ¥375 million (approximately $3.5 million) to Asubio Pharma Co,. Ltd. and the reimbursement of engineering costs under its supply agreement of up to ¥65 (approximately $0.6 million) to Nippon Soda Co,. Ltd. Replidyne will also pay Nippon Soda Co,. Ltd. ¥99 million (approximately $0.9 million) for delay compensation related to the period from January 1, 2008 through the termination of its supply agreement.
“We are clearly disappointed that we have been unable to identify a partner for the faropenem program,” stated Kenneth J. Collins, President and Chief Executive Officer of Replidyne. “We have decided to terminate this program in order to preserve cash and focus our attention on our previously discussed strategic initiatives and our C. difficile Infection (CDI) program and novel anti-infective programs based on DNA replication inhibition technology.”
At May 31, 2008 Replidyne had cash and short term investments totaling $71.5 million.

About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead program is an investigational antibacterial agent REP3123 that targets Gram-positive Clostridium difficile (C. difficile) bacteria and C. difficile Infection (CDI). Replidyne is pursuing the development of other novel anti-infective programs based on its DNA replication inhibition technology and its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
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